UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) November 7, 2011

SOLAR THIN FILMS, INC.
(Exact name or registrant as specified in its charter)

Delaware	001-13549	95-4359228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

455 Central Avenue
Suite 366
Cedarhurst, New York 11516
(Address of Principal Executive Offices, Including Zip Code)

516-443-0466
(Registrant's Telephone Number, Including Area Code)

______________
(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01:  Changes in Registrant’s Certifying Accountant.

On November 7, 2011, Solar Thin Films, Inc. (the “Registrant”), pursuant to action of its Board of Directors engaged the firm of RBSM LLP (“RBSM” or “Russell Bedford”) as its certifying accountant.  On November 14, 2011, the Registrant notified Marcum LLP (“Marcum”) that it had determined to change accountants.

With respect to the Registrant’s 10-Q filing for the quarterly period ending September 30, 2010 and during the subsequent interim period preceding the dismissal of Marcum, the Registrant had no disagreement with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Marcum did not issue a report on the Registrant’s financial statements although the 10-Q filing for the quarterly periods ending June 30, 2010 and September 30, 2010 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that it concluded that substantial doubts were raised about the Registrant’s ability to continue as a going concern as a result of the significant losses the Registrant had incurred and its limited capital resources.

None of the reportable events set forth in Item 304(a)(1)(v) of Regulation S-K occurred within the Registrant’s fiscal years ended December 31, 2009 and December 31, 2008, which are the two most recent fiscal years for which filings with the SEC have been made, and the subsequent interim periods to the date hereof.

The Registrant delivered a copy of this Report on Form 8-K to Marcum on November 14, 2011 and requested that a letter addressed to the Securities and Exchange Commission be provided stating whether or not it agrees with the statements made by the Registrant in response to this Item and, if not, stating the respects in which it disagrees.  Such letter was not received as of the filing of this 8-K. A response letter from Marcum will be filed by amendment upon receipt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR THIN FILMS, INC.

Date: November 15, 2011	By:	/s/ Robert M. Rubin
Robert M. Rubin, Executive Officer

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